Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Fourth Quarter and Full Year 2020 Financial Results

Full Year 2020 Net Income of $1.1 billion, $2.88 EPS, $3.03 Adjusted EPS1

Fourth Quarter Net Income of $687 million, $1.82 EPS, $1.60 Adjusted EPS1

Full Year Results

PRE-TAX INCOME	TOTAL NET REVENUE	COMMON EQUITY TIER 1 RATIO
$1.4 billion	$6.7 billion	10.6%

Fourth Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$856 million	19.1%	$39.24/share

CORE PRE-TAX INCOME[1] $754 million	CORE ROTCE[1] 18.7%	ADJUSTED TANGIBLE BOOK VALUE[1] $36.05/share

QUARTERLY HIGHLIGHTS

•  EPS of $1.82, up 84% year-over-year (YoY); Adjusted EPS[1] of $1.60, up 69%YoY

•  Total Net Revenue of $2.0 billion, up 21% YoY; Adjusted Total Net Revenue[1] of $1.9 billion, up 16% YoY

•  Common Shareholder’s Equity per Share of $39.24, up 2% YoY; Adjusted Tangible Book Value per Share[1] of $36.05, up 3% YoY

•  Retail deposit growth of $3.6 billion quarter-over-quarter (QoQ) with average retail portfolio interest rate declining 29 basis points (bps) QoQ to 0.97%

•  Consumer auto originations of $9.1 billion, up 12% YoY

•  Contributed $34 million to the Ally Charitable Foundation

FULL YEAR 2020 HIGHLIGHTS

•  EPS of $2.88, down 34% YoY; Adjusted EPS[1] of $3.03, down 19% YoY

•  Total Net Revenue of $6.7 billion, up 5% YoY; Adjusted Total Net Revenue[1] of $6.7 billion, up 6% YoY

•  Established leader offering comprehensive suite of auto finance products

•  Retail auto portfolio yield, excluding the impact of hedges, of 6.77%, up 16 bps YoY

•  Consumer auto originations of $35.1 billion, down 3% YoY

•  Retail auto net charge-off rate of 0.96%, down from 1.29% in 2019

•  Established leader offering comprehensive suite of insurance products with 2020 written premiums of $1.2 billion

•  Strong growth and momentum from Ally’s deposit and consumer products businesses

•  Retail deposits of $124.4 billion, up $20.6 billion YoY | Retail deposit customers increased by 282 thousand YoY to 2.25 million

•  Ally Home® direct-to-consumer originations of $4.7 billion, up 74% YoY

•  Ally Invest self-directed accounts of 406 thousand, up 17% YoY

•  Ally Lending origination volume of $503 million

•  Corporate Finance held-for-investment loan portfolio of $6.0 billion, up 6% YoY

•  Board of Directors authorized up to $1.6 billion in common share repurchases for 2021 and approved a $0.19 first quarter 2021 common dividend

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“2020 was a complex and challenging operating environment. I am incredibly proud of the resilience and dedication of our employees who exemplified our ‘Do It Right’ core values, supporting our customers against a shifting backdrop. Following a significant increase to our reserves early in the year, our operational and financial results remained strong - a testament to our leading and growing businesses.

“We proudly took action throughout the year to support our employees, communities and customers with decisive and impactful programs and offerings. We rolled out comprehensive COVID-relief programs that benefited more than one million customers, provided health, family and financial support to our employees, and established the Ally Charitable Foundation, expanding our ability to drive lasting positive change in our communities. These actions provided meaningful flexibility and resulted in enhanced loyalty and deeper relationships.

“The solid outlook for our company is supported by the diligent planning and execution of our strategic priorities over several years. This positions us for strong and sustainable growth that will drive meaningful financial improvement and long-term value for our stockholders.”

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core Original Issue Discount (Core OID), Core Return on Tangible Common Equity (Core ROTCE), Adjusted Efficiency Ratio, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this document.

Discussion of Results
Fourth Quarter

Net income attributable to common shareholders increased $309 million versus the prior year quarter to $687 million, as lower provision for credit losses, higher other revenue and higher net financing revenue more than offset higher noninterest expense.

Net financing revenue increased $147 million versus the prior year quarter, driven by higher gains on off-lease vehicles, higher retail auto revenue and lower funding costs, partially offset by higher mortgage premium amortization and lower commercial auto portfolio balance and yield.

Other revenue increased $191 million versus the prior year quarter, including a $111 million increase in the fair value of equity securities in the quarter, compared to a $29 million increase in the fair value of equity securities in the prior year quarter. Other revenue, excluding the change in fair value of equity securitiesA, increased $108 million year-over-year, primarily driven by upward adjustments on non-marketable equity investments at Ally Ventures, realized gains on the sale of legacy mortgage loans, and strong gain-on-sale income within the Ally Home business, partially offset by the acceleration of costs associated with the early paydown of Federal Home Loan Bank loans.

Fourth quarter NIM was 2.90%, including Core OIDB of 2 bps, up 26 bps year-over-year. Excluding Core OIDB, NIM was 2.92%, up 26 bps year-over-year, driven by higher gains on off-lease vehicles, lower deposit costs, and retail auto portfolio yield expansion, excluding the impact of hedges.

Provision for credit losses decreased $174 million to $102 million compared to the prior year quarter, driven by a reduction in retail auto reserve levels and lower net charge-offs.

Noninterest expense was up $143 million year-over-year, driven primarily by higher legal reserves related to the auto business, contributions to the Ally Charitable Foundation, as well as continued spend supporting Ally’s brand, technology and business initiatives.

Full Year 2020

Net income attributable to common shareholders was $1.09 billion in 2020, compared to $1.72 billion in 2019, as higher other income and higher net financing revenue was more than offset by higher provision for credit losses, including elevated reserves relating to the COVID-19 pandemic, as well as higher noninterest expense.

Net financing revenue improved to $4.7 billion, up $70 million from the prior year, driven by higher gains on off-lease vehicles, higher retail auto revenue and lower funding costs.

Full year NIM was 2.65%, including Core OIDB of 2 bps, down 2bp year-over-year. Excluding Core OIDB, NIM was 2.67%, down 1 bp year-over-year.

Provision for credit losses increased $441 million over the prior year, as lower retail auto net-charge off activity was more than offset by the impact of COVID-19 pandemic-related reserve build in first quarter 2020.

Other revenue was up $222 million year-over-year, including a $29 million increase in the fair value of equity securities in the year, compared to a $89 million increase in the fair value of equity securities in 2019. Other revenue, excluding the impact of the change in fair value of equity securitiesA, was up $282 million at $2.0 billion, reflecting strong realized gain activity.

Noninterest expense increased $404 million over the prior year, largely due to investments within Ally’s businesses, brand and technology, higher insurance expenses directly linked to higher earned premiums, higher legal reserves related to the auto business, and goodwill impairment taken in the second quarter.

A

Adjusted other revenue is a non-GAAP financial measure. Equity fair value adjustments related to ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity.

B	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Fourth Quarter and Full Year 2020 Financial Results

							Increase/(Decrease) vs.
($ millions except per share data)	4Q 20	3Q 20	4Q 19	2020	2019	3Q 20	4Q 19	2019

Net Financing Revenue (ex. Core OID)[1]	$1,312	$1,209	$1,164	$4,739	$4,662	$103	$149	$76

Core OID	(9)	(9)	(8)	(36)	(29)	(0)	(2)	(6)

(a) Net Financing Revenue	1,303	1,200	1,156	4,703	4,633	103	147	70

Adjusted Other Revenue[2]	567	471	458	1,954	1,672	96	108	282

Change in Fair Value of Equity Securities[2]	111	13	29	29	89	98	83	(60)

(b) Other Revenue	678	484	487	1,983	1,761	194	191	222

(c) Provision for Credit Losses	102	147	276	1,439	998	(45)	(174)	441

(d) Noninterest Expense	1,023	905	880	3,833	3,429	118	143	404

Pre-Tax Income (a+b-c-d)	$856	$632	$487	$1,414	$1,967	$224	$369	$(553)

Income Tax Expense	169	156	106	328	246	13	63	82

Net Income from Discontinued Operations	—	—	(3)	(1)	(6)	0	3	5

Net Income	$687	$476	$378	$1,085	$1,715	$211	$309	$(630)
	4Q 20	3Q 20	4Q 19	2020	2019	3Q 20	4Q 19	2019

GAAP EPS (diluted)	$1.82	$1.26	$0.99	$2.88	$4.34	$0.55	$0.83	$(1.46)

Core OID, Net of Tax	0.02	0.02	0.02	0.07	0.06	0.00	0.00	0.02

Change in Fair Value of Equity Securities, Net of Tax	(0.23)	(0.03)	(0.06)	(0.06)	(0.18)	(0.20)	(0.17)	0.12

Repositioning Discontinued Ops., and Other, Net of Tax[3]	—	—	0.01	0.14	(0.49)	0.00	—	0.63

Adjusted EPS[4]	$1.60	$1.25	$0.95	$3.03	$3.72	$0.35	$0.65	$(0.70)
	4Q 20	3Q 20	4Q 19	2020	2019

Significant Items—Pretax impact

Other revenue: Liability Management	$(52)	$(49)	$—	$(101)	$—

Corporate Investment Gains	129	16	—	145	—

Noninterest expense: Legal Settlement Accrual	78	10	—	89	—

Contribution to Ally Charitable Foundation	34	—	—	34	—

Pre-Tax Income / (Loss) of Significant items	$(35)	$(43)	$—	$(79)	$—

(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Repositioning, Discontinued Ops., and Other, Net of Tax includes a $50 million goodwill impairment within the Ally Invest business in 2020 and a discrete tax item in 2019, whereby the 2019 effective tax rate was significantly impacted by the release of valuation allowance on foreign tax credit carryforwards

(4)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

						Increase/(Decrease) vs.
($ millions)	4Q 20	3Q 20	4Q 19	2020	2019	3Q 20	4Q 19	2019

Automotive Finance	$563	$566	$401	$1,285	$1,618	$(3)	$162	$(333)

Insurance	183	78	114	284	315	105	69	(31)

Dealer Financial Services	$746	$644	$515	$1,569	$1,933	$102	$231	$(364)

Corporate Finance	64	60	50	88	153	4	14	(65)

Mortgage Finance	7	26	2	53	40	(19)	5	13

Corporate and Other	39	(98)	(80)	(296)	(159)	137	119	(137)

Pre-Tax Income from Continuing Operations	$856	$632	$487	$1,414	$1,967	$224	$369	$(553)

Core OID[1]	9	9	8	36	29	0	2	6

Change in Fair Value of Equity Securities[2]	(111)	(13)	(29)	(29)	(89)	(98)	(83)	60

Repositioning and Other[3]	—	—	—	50	—	0	—	50

Core Pre-Tax Income[4]	$754	$628	$466	$1,470	$1,907	$126	$288	$(437)

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Repositioning, Discontinued Ops., and Other, Net of Tax includes a $50 million goodwill impairment within the Ally Invest business in 2020 and a discrete tax item in 2019, whereby the 2019 effective tax rate was significantly impacted by the release of valuation allowance on foreign tax credit carryforwards

(4)

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other primarily related to a 2Q 2020 goodwill impairment at Ally Invest. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income in the fourth quarter of $563 million was up $162 million versus the prior year quarter, primarily due to lower provision for credit losses and higher net financing revenue, partially offset by higher noninterest expense, which includes a $78 million legal settlement accrual.

Net financing revenue of $1.2 billion was $92 million higher year-over-year, driven by higher gains on off-lease vehicles and higher retail auto revenue, partially offset by lower commercial auto portfolio balance and yield. Ally’s retail auto portfolio yield in the quarter increased 9 bps year-over-year to 6.83%, excluding the impact of hedges.

Provision for credit losses totaled $86 million, down $169 million year-over-year, due to lower retail auto net charge-offs as well as a reduction in reserve levels, reflecting strong consumer and commercial performance and improved economic trends. The fourth quarter retail auto net charge-off rate of 1.01% decreased 48 bps year-over-year.

Consumer auto originations in the fourth quarter increased to $9.1 billion from $8.1 billion in the prior year period, which included $4.7 billion of used retail volume, or 51% of total originations, $3.2 billion of new retail volume, and $1.2 billion of leases. Estimated retail auto originated yieldC in the quarter was 6.81%.

Full year 2020 pre-tax income decreased $333 million to $1.3 billion with higher provision for credit losses and higher noninterest expense more than offsetting higher net financing revenue.

Consumer originations decreased $1.2 billion in 2020 to $35.1 billion, with used volume of $19.3 billion, or 55% of total 2020 originations, $11.2 billion of new retail volume and $4.6 billion of leases. Estimated retail auto originated yieldC was 7.01% in 2020 compared to 7.44% in 2019.

End-of-period auto earning assets decreased $7.4 billion year-over-year from $113.6 billion to $106.2 billion, as an increase in consumer auto earning assets was more than offset by a decline in commercial earning assets. End-of-period consumer auto earning assets were up $2.0 billion year-over-year, driven by growth in both operating lease assets and retail loans. End-of-period commercial earning assets of $23.1 billion were down $9.3 billion year-over-year, driven by industry-wide vehicle inventory declines.

Insurance

Pre-tax income in the fourth quarter of $183 million was $69 million higher versus the prior year period, primarily due to a $111 million increase in the fair value of equity securitiesD during the fourth quarter compared to a $28 million increase in the fair value of equity securitiesD in the prior year period. Core pre-tax incomeE was $72 million in the quarter, down $13 million from the prior year period, driven by lower investment income and lower floorplan inventory insurance earned premiums as a result of lower vehicle inventory levels, partially offset by higher earned premiums from F&I products.

Quarterly written premiums were $312 million, down $23 million year-over-year, driven primarily by lower dealer inventory levels. Total investment income was $28 million, down $7 million year-over-year, excluding an $111 million increase in the fair value of equity securities during the quarterD, driven by lower realized investment gains and lower investment yields.

Full year 2020 pre-tax income was $284 million, down $31 million versus the prior year, primarily due to the change in the fair value of equity securities in the prior year. Core pre-tax incomeE for 2020 was $253 million, up from $227 million in 2019, driven by higher realized gains from the investment securities portfolio and higher earned premiums from F&I products, which more than offset lower floorplan inventory insurance earned premiums and higher weather losses.

CEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Corporate Finance

Pre-tax income was $64 million in the quarter, up $14 million year-over-year, driven by higher net financing revenue.

Net financing revenue increased $15 million year-over-year to $79 million, primarily due to higher loan balances. Other revenue, excluding the change in fair value of equity securitiesF, increased $2 million year-over-year, to $16 million. The HFI loan portfolio increased 6% year-over-year from $5.7 billion to $6.0 billion.

Provision for credit losses totaled $9 million, up $2 million from the prior year period, driven primarily by a modest increase in reserve levels.

Full year 2020 pre-tax income was $88 million, compared to pre-tax income of $153 million in 2019, as $60 million of net financing growth was more than offset by $113 million of higher provision for credit losses, largely attributable to COVID-19 pandemic-related reserve build in the first half of 2020.

Mortgage Finance

Pre-tax income was $7 million in the quarter, up $5 million year-over-year, as higher other revenue more than offset lower net financing revenue and higher noninterest expense.

Net financing revenue in the quarter was down $16 million year-over-year to $20 million, reflecting ongoing elevated prepayment activity and higher premium amortization. Other revenue increased $31 million year-over-year to $37 million, primarily driven by strong gain-on-sale activity.

Fourth quarter noninterest expense was $10 million higher year-over-year, driven primarily by higher fulfillment and marketing costs.

Full year 2020 pre-tax income was $53 million, up $13 million from 2019, as higher other revenue more than offset lower net financing revenue and higher noninterest expense, driven by the continued expansion of the mortgage business.

Direct-to-consumer originations totaled $4.7 billion in 2020, up $2.0 billion year-over-year, demonstrating continued momentum in the Ally Home® business.

Capital, Liquidity & Funding, and Deposits

Capital

Approximately $395 million of capital was returned to common shareholders in 2020. Ally repurchased $106 million of common stock, or approximately 3.9 million shares during the year, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s Board of Directors approved an up to $1.6 billion share repurchase program for 2021.

During 2020, Ally paid four quarterly common dividends totaling $0.76 per share and increased the dividend per share from $0.17 for the fourth quarter of 2019 to $0.19 for the first quarter of 2020. Ally’s Board of Directors approved a $0.19 per share common dividend for the first quarter of 2021.

Preliminary Common Equity Tier 1 capital ratio increased from 9.5% to 10.6% year-over-year, primarily due to strong net income generation, lower commercial floorplan balances and the suspension of Ally’s share repurchase program.

Liquidity & Funding

Consolidated liquid cash and cash equivalentsG totaled $14.9 billion at quarter-end, down $4.4 billion compared to the end of the third quarter. Total liquidityH was $40.3 billion at quarter-end.

Ally issued $450 million of unsecured debt during the quarter at a yield of 0.84% through the re-opening of its 1.45% Notes due October 2023. Ally paid down $1.75 billion of FHLB borrowings at a weighted average coupon of approximately 2.9%.

Deposits represented 85% of Ally’s funding portfolio at year-end, increasing from 75% a year ago.

Deposits

Retail deposits increased to $124.4 billion at quarter-end, up $20.6 billion year-over-year and up $3.6 billion for the quarter. Total deposits increased to $137.0 billion at year-end, up $16.3 billion year-over-year.

The average retail portfolio deposit rate was 0.97% for the quarter, down 105 bps year-over-year and down 29 bps quarter-over-quarter.

Ally’s retail deposit customer base grew 14% year-over-year, totaling 2.25 million customers at year-end, while adding 39 thousand customers during the quarter. Millennials and younger continue to comprise the largest generation segment of new customers, accounting for 67% of new customers in the fourth quarter. At the end of the fourth quarter, 8% of Ally’s deposit customers utilized multiple Ally products.

FRepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

GCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

HTotal liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable, for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable, for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce Tangible Common Equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces Tangible Common Equity as the company has normalized its capital structure, as applicable, for respective periods.

Note: In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable, for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core Pre-Tax Income (Loss), Core Net Income (Loss) Attributable to Common Shareholders, Adjusted EPS, Core ROTCE, Adjusted Efficiency Ratio, Adjusted Total Net Revenue, and net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, Tangible Common Equity is adjusted for Core OID balance and net DTA. Ally’s Core Net Income Attributable to Common Shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating Adjusted Earnings per Share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Health Credit Services (rebranded Ally Lending) was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies—In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extends through December 31, 2021. Beginning on January 1, 2022, we will be required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and plan to phase in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

GAAP Net Income Attributable to Common Shareholders		$1,085	$1,715	$1,263	$687	$476	$378

Discontinued Operations, Net of Tax		1	6	-	-	-	3

Core OID		36	29	86	9	9	8

Repositioning and Other		50	-	-	-	-	-

Change in the Fair Value of Equity Securities		(29)	(89)	121	(111)	(13)	(29)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(1)	13	(43)	21	1	4

Significant Discrete Tax Items		-	(201)	-	-	-	-

Core Net Income Attributable to Common Shareholders	[a]	$1,141	$1,472	$1,427	$606	$473	$364

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	377,101	395,395	427,680	378,424	377,011	383,391

Adjusted EPS	[a] ÷ [b]	$3.03	$3.72	$3.34	$1.60	$1.25	$0.95

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

GAAP Net Income Attributable to Common Shareholders		$1,085	$1,715	$1,263	$687	$476	$378

Discontinued Operations, Net of Tax		1	6	-	-	-	3

Core OID		36	29	86	9	9	8

Repositioning and Other		50	-	-	-	-	-

Change in Fair Value of Equity Securities		(29)	(89)	121	(111)	(13)	(29)

Tax on: Core OID & Change in Fair Value of Equity Securities (21% starting 1Q18)		(1)	13	(43)	21	1	4

Significant Discrete Tax Items		-	(201)	-	-	-	-

Core Net Income Attributable to Common Shareholders	[a]	$1,141	$1,472	$1,427	$606	$473	$364

Denominator (Average, $ billions)

GAAP Shareholder’s Equity		$14.1	$13.8	$13.4	$14.4	$14.0	$14.4

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.4)	(0.4)	(0.3)	(0.4)	(0.4)	(0.4)

Tangible Common Equity		$13.7	$13.5	$13.1	$14.0	$13.6	$14.1

Core OID Balance		(1.0)	(1.1)	(1.1)	(1.0)	(1.0)	(1.1)

Net Deferred Tax Asset (DTA)		(0.1)	(0.2)	(0.4)	(0.1)	(0.1)	-

Normalized Common Equity	[b]	$12.6	$12.2	$11.6	$12.9	$12.4	$13.0

Core Return on Tangible Common Equity	[a] ÷ [b]	9.1%	12.0%	12.3%	18.7%	15.2%	11.2%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

GAAP Common Shareholder’s Equity		$14.7	$14.4	$13.3	$14.7	$14.1	$14.4

Goodwill and Identifiable Intangible Assets, Net of DTLs		(0.4)	(0.5)	(0.3)	(0.4)	(0.4)	(0.5)

Tangible Common Equity		14.3	14.0	13.0	14.3	13.7	14.0

Tax-effected Core OID Balance (21% starting in 4Q17)		(0.8)	(0.8)	(0.9)	(0.8)	(0.8)	(0.8)

Adjusted Tangible Book Value	[a]	$13.5	$13.1	$12.1	$13.5	$12.9	$13.1

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	374,674	374,332	404,900	374,674	373,857	374,332

Metric

GAAP Common Shareholder’s Equity per Share		$39.2	$38.5	$32.8	$39.2	$37.8	$38.5

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(1.0)	(1.2)	(0.7)	(1.0)	(1.0)	(1.2)

Tangible Common Equity per Share		$38.2	$37.3	$32.1	$38.2	$36.7	$37.3

Tax-effected Core OID Balance (21% starting in 4Q17) per Share		(2.2)	(2.2)	(2.1)	(2.2)	(2.2)	(2.2)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$36.1	$35.1	$29.9	$36.1	$34.6	$35.1

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

GAAP Noninterest Expense		$3,833	$3,429	$3,264	$1,023	$905	$880

Rep and Warrant Expense		(0)	—	3	(0)	—	—

Insurance Expense		(1,092)	(1,013)	(955)	(246)	(268)	(238)

Repositioning		(50)	—	—	—	—	—

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$2,691	$2,416	$2,312	$777	$637	$642

Denominator ($ millions)

Total Net Revenue		$6,686	$6,394	$5,804	$1,981	$1,684	$1,643

Core OID		36	29	86	9	9	8

Insurance Revenue		(1,376)	(1,328)	(1,035)	(429)	(346)	(352)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$5,346	$5,095	$4,855	$1,561	$1,347	$1,299

Adjusted Efficiency Ratio	[a] ÷ [b]	50.3%	47.4%	47.6%	49.8%	47.3%	49.4%

Original Issue Discount Amortization Expense ($ millions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

Core Original Issue Discount (Core OID) Amortization Expense (excl. accelerated OID)		$36	$29	$86	$9	$9	$8

Other OID		12	13	15	3	3	3

GAAP Original Issue Discount Amortization Expense		$48	$42	$101	$13	$12	$11

Outstanding Original Issue Discount Balance ($ millions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(1,027)	$(1,063)	$(1,092)	$(1,027)	$(1,037)	$(1,063)

Other Outstanding OID Balance		(37)	(37)	(43)	(37)	(48)	(37)

GAAP Outstanding Original Issue Discount Balance		$(1,064)	$(1,100)	$(1,135)	$(1,064)	$(1,084)	$(1,100)

Net Financing Revenue (ex. Core OID)

($ millions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

GAAP Net Financing Revenue		$4,703	$4,633	$4,390	$1,303	$1,200	$1,156

Core OID		36	29	86	9	9	8

Net Financing Revenue (ex. Core OID)	[a]	$4,739	$4,662	$4,476	$1,312	$1,209	$1,164

Adjusted Other Revenue

($ millions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

GAAP Other Revenue		$1,983	$1,761	$1,414	$678	$484	$487

Change in Fair Value of Equity Securities		(29)	(89)	121	(111)	(13)	(29)

Adjusted Other Revenue	[b]	$1,954	$1,672	$1,535	$567	$471	$458

Adjusted Total Net Revenue

($ millions)		FY 2020	FY 2019	FY 2018	4Q 20	3Q 20	4Q 19

Adjusted Total Net Revenue	[a]+[b]	$6,692	$6,334	$6,011	$1,879	$1,680	$1,622

Insurance Non-GAAP Walk to Core Pre-Tax Income (Quarterly)

	4Q 2020						4Q 2019

($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities		Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities		Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$290	$—	$—		$290	$288	$—	$—		$288

Losses and Loss Adjustment Expenses	62	—	—		62	61	—	—		61

Acquisition and Underwriting Expenses	184	—	—		184	177	—	—		177

Investment Income and Other	139	—	(111)		28	64	—	(28)		36

Pre-Tax Income from Continuing Operations	$183	$—	$(111	) $	72	$114	$—	$(28	) $	86

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Insurance Non-GAAP Walk to Core Pre-Tax Income (Annual)

	FY 2020					FY 2019

($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities		Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$1,114	$—	$—	$1,114	$1,099	$—	$—		$1,099

Losses and Loss Adjustment Expenses	363	—	—	363	321	—	—		321

Acquisition and Underwriting Expenses	729	—	—	729	692	—	—		692

Investment Income and Other	262	—	(31)	231	229	—	(88)		141

Pre-Tax Income from Continuing Operations	$284	$—	$(31)	$253	$315	$—	$(88	) $	227

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the fourth quarter 2020 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $182.2 billion in assets as of December 31, 2020. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts.

Contacts:
Daniel Eller	Jillian Palash
Ally Investor Relations	Ally Communications (Media)
704-444-5216	704-644-6201
daniel.eller@ally.com	jillian.palash@ally.com